                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934
                               (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          FIRST MERCHANTS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

          MERRILL PRINTING, AS AGENT FOR FIRST MERCHANTS CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                           FIRST MERCHANTS CORPORATION
                             200 EAST JACKSON STREET
                             MUNCIE, INDIANA  47305


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 8, 1997



The annual meeting of the shareholders of First Merchants Corporation (the "Corporation") will be held at the Horizon Convention Center, 401 South High Street, Muncie, Indiana 47305, on Tuesday, April 8, 1997, at 3:30 p.m. for the following purposes:

(1) To elect four directors, three to hold office for a term of three years and one to hold office for a term of one year and, in each case, until their successors are duly elected and qualified.

(2) To consider and vote upon the adoption of an amendment to the Corporation's Articles of Incorporation to reduce the minimum number of directors of the Corporation from twelve to nine.

(3) To ratify the appointment of the firm of Geo. S. Olive & Co., LLC, as independent public accountants for 1997.

(4)  To transact such other business as may properly come before the meeting.


Only those shareholders of record at the close of business on February 18, 1997 shall be entitled to notice of and to vote at the meeting.


                                   By Order of the Board of Directors


                                   Larry R. Helms
                                   Secretary

Muncie, Indiana
February 25, 1997


                  IMPORTANT - PLEASE MAIL YOUR PROXY PROMPTLY

             IN ORDER THAT THERE MAY BE PROPER REPRESENTATION AT THE
               MEETING, YOU ARE URGED TO SIGN, DATE AND RETURN THE
             ENCLOSED PROXY IN THE ENVELOPE PROVIDED.  NO POSTAGE IS
                    REQUIRED IF MAILED IN THE UNITED STATES.

                                                               February 25, 1997

                           FIRST MERCHANTS CORPORATION

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD APRIL 8, 1997


This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by and on behalf of the Board of Directors of First Merchants Corporation (the "Corporation") for use at the annual meeting of shareholders of the Corporation to be held April 8, 1997. The distribution of these proxy materials is expected to commence on February 25, 1997.

Any shareholder giving a proxy has the right to revoke it any time before it is exercised by written notice to the Secretary received prior to the meeting or in person at the meeting. The shares represented by proxies will be voted in accordance with the instructions on the proxies. In the absence of specific instructions to the contrary, proxies will be voted in favor of Items 1, 2 and 3.

VOTING SECURITIES

Only shareholders of record at the close of business on February 18, 1997 will be entitled to notice of and to vote at the annual meeting. The number of shares of common stock outstanding and entitled to vote as of February 1, 1997 was 6,603,901. Each share of the Corporation's common stock is entitled to one vote. The affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy is required for approval of all items being submitted to the shareholders for their consideration, except that the affirmative vote of at least seventy-five percent (75%) of the Corporation's outstanding common shares is required for approval of the proposed amendment to the Articles of Incorporation to reduce the minimum number of directors of the Corporation from 12 to 9. The Secretary will count the votes and announce at the meeting the number voting for and against each item and the number abstaining. Abstentions will be counted for the purpose of determining whether a quorum is present but for no other purpose. Broker non-votes will not be counted.

ELECTION OF DIRECTORS

Four directors will be elected at the annual meeting.

The persons named below have been nominated for election to the Board of Directors (the "Board"), with terms expiring for the Class III directors as of the 2000 annual meeting of shareholders and for the Class I director as of the 1998 annual meeting of shareholders. All of the nominees are currently members of the Board.

Those persons nominated as directors include:

NAME AND AGE                   PRESENT OCCUPATION                 DIRECTOR SINCE
------------                   ------------------                 --------------

CLASS III (TERMS EXPIRE 2000):

Frank A. Bracken;              Of Counsel, Bingham Summers              1994
age 62                         Welsh & Spilman, Attorneys

Ted J. Montgomery;             Senior Vice President, First             1996
age 57 (1)                     Merchants Corporation and
                               President, The Union County
                               National Bank of Liberty

Michael D. Wickersham;         President, Wicks Pies, Inc. and          1996
age 43 (1)                     Vice President, Wicks Foods, Inc.
                               (Wicks Pies, Inc. is a producer
                               and retailer of pies and pie shells.)


CLASS I:(TERM EXPIRES 1998):

Norman M. Johnson;             Retired Executive Vice President,        1996
age 62 (1)                     Stein Roe & Farnham,
                               Investment Counsel


Those persons named below continue to serve as directors:

CLASS I (TERMS EXPIRE 1998):

Michael L. Cox;                Executive Vice President and             1984
age 52                         Chief Operating Officer, First
                               Merchants Corporation and
                               President and Chief Operating
                               Officer, First Merchants Bank,
                               N.A.

George A. Sissel;              President, Ball Corporation (Ball        1995
age 60                         Corporation manufactures metal
                               and plastic packaging products
                               and communications products
                               and services.)

NAME AND AGE                   PRESENT OCCUPATION                 DIRECTOR SINCE
------------                   ------------------                 --------------

Robert M. Smitson;             Vice Chairman of the Board and           1982
age 60                         Chief Executive Officer, Maxon
                               Corporation (Maxon Corporation
                               designs and manufactures
                               specialty industrial combustion
                               systems and valves.)


CLASS II (TERMS EXPIRE 1999):

Stefan S. Anderson;            Chairman of the Board, President         1982
age 62                         and Chief Executive Officer,
                               First Merchants Corporation and
                               Chairman of the Board and Chief
                               Executive Officer, First
                               Merchants Bank, N.A.

Thomas B. Clark;               President, Alltrista Corporation         1989
age 51                         (Alltrista Corporation
                               manufactures metal, plastics and
                               consumer products and industrial
                               equipment.)

David A. Galliher;             President and Treasurer, Wm. A.          1982
age 64                         Didier & Sons, Inc. (Wm. A.
                               Didier & Sons, Inc. manufactures
                               credit cards.)

John E. Worthen;               President, Ball State University         1987
age 63


     (1) Under the Agreement of Reorganization and Merger between the Corpora-tion and Union National Bancorp, the Corporation agreed to create two vacancies on its Board of Directors and to elect Messrs. Johnson and Montgomery to fill these vacancies. Pursuant to this Agreement, on August 13, 1996, Messrs. Johnson and Montgomery were elected directors of the Corporation. Under the Agreement of Reorganization and Merger between the Corporation and Randolph County Bancorp, Inc., the Corpo-ration agreed to create a vacancy on its Board of Directors and to elect Mr. Wickersham to fill the vacancy. Pursuant to this Agreement, on November 12, 1996, Mr. Wickersham was elected a director of the Corporation.

The occupations set forth above have been the principal occupations of the director-nominees and continuing directors during the past 5 years except as follows: Mr. Bracken was the Deputy Secretary to the United States Department of the Interior from 1989 to 1993. He joined Bingham Summers Welsh & Spilman in 1994. Mr. Bracken is also a director of Ball Corporation. Mr. Clark was Senior Vice President and Chief Financial Officer of Alltrista
Corporation from 1992 until 1994, when he became President and Chief
Operating Officer.  He became President and Chief Executive Officer in 1995.
Mr. Clark is also a director of Alltrista Corporation. Mr. Cox was Group President of Ontario Corporation from 1989 until 1994, when he became
Executive Vice President and Chief Operating Officer of the Corporation and Executive Vice President of the Corporation's wholly-owned subsidiary, First Merchants Bank, N.A. ("First Merchants"). Mr. Cox became President and Chief Operating Officer of First Merchants in 1996. Mr. Johnson was Executive Vice President and a member of the Executive Committee of Stein Roe & Farnham, investment counsel, prior to his retirement in 1994. Mr. Montgomery has served as President of the Corporation's wholly-owned subsidiary, The Union County National Bank of Liberty ("Union County") since 1983. He became a
Senior Vice President of the Corporation in 1996. Mr. Sissel was Senior Vice President, General Counsel and Corporate Secretary of Ball Corporation from
1987 until 1994. He became Acting President and Chief Execu-tive Officer of Ball Corporation in 1994 and President and Chief Executive Officer in 1995.
Mr. Sissel is also a director of Ball Corporation.

The Articles of Incorporation of the Corporation provide that the Corporation shall have not less than 12 and not more than 21 directors, as may be specified from time to time by the Bylaws. However, the total of the number of nominees named in this proxy statement for election to the Board (4) and the number of continuing directors (7) is only 11. The Board of Directors has approved and is recommending to the Corporation's shareholders that the Articles of Incorpora-tion be amended to reduce the minimum number of directors to 9. See "Proposal to Amend Articles of Incorporation to Reduce the Minimum Number of Directors of the Corporation." In anticipation that this proposal will be adopted by the shareholders and that the Bylaws will be amended to specify that the Corporation shall have 11 directors, only 4 nominees were named. Proxies cannot be voted for a greater number of persons than the number of nominees named.


CERTAIN COMMITTEES OF THE BOARD

The Corporation's Executive Committee functions as a nominating committee. It recommends to the Board: (a) candidates to fill any vacancies on the Board, and
(b) a slate of directors to be elected each year at the annual meeting of shareholders. The Committee will consider nominees recommended by shareholders. Any such recommendation should be in writing and addressed to the Secretary, First Merchants Corporation, 200 East Jackson Street, Muncie, Indiana 47305.
The members of the Executive Committee are Messrs. Smitson (Chairman), Anderson, Bracken, Clark, Cox, and Sissel. John W. Hartmeyer, who is a director of First Merchants, serves as a non-voting member of the Executive Committee. The Executive Committee met 4 times during 1996.

The Corporation has an Audit Committee whose functions are: (a) to assist the Board in fulfilling its responsibilities related to accounting, auditing and financial reporting functions; (b) to review or cause to be reviewed all reports of examination made by banking authorities; (c) to meet with the internal auditors and to make or cause to be made internal examinations and audits of the affairs of the Corporation and its subsidiaries; (d) to meet with the external auditors and to review the scope and results of external audits; and (e) to consult with management on the selection of the independent public accountants to serve as external auditors for the ensuing year. The members of the Audit Committee are Messrs. Galliher (Chairman), Clark, Wickersham, Worthen and Robert F.

Wisehart, who is retiring as a director of the Corporation as of the 1997 annual meeting. Thomas K. Gardiner, Hurley C. Goodall, and Nelson W. Heinrichs, who are directors of First Merchants, and George R. Likens, who is a director of the Corporation's wholly-owned subsidiary, Pendleton Banking Company ("Pendleton"), serve as non-voting members of the Audit Committee. The Audit Committee met 5 times during 1996.

The Corporation has a Compensation Committee whose functions are: (a) to review and approve the compensation and benefits to be paid to the executive officers and senior management employees of the Corporation and the chief executive officers of its subsidiaries, and (b) to review and approve the compensation and benefits to be paid to the executive officers and senior management employees and the compensation ranges and benefits for other officers and employees of the Corporation's subsidiaries. The authority to periodically adjust the compensa-tion and benefits of employees, other than executive officers and senior management of the Corporation and the chief executive officers of its subsidiar-ies, has been delegated by the Compensation Committee to the chief executive officers of the subsidiaries. The Compensation Committee is responsible for the administration of the Corporation's incentive compensation and stock plans. The members of the Compensation Committee are Messrs. Smitson (Chairman), Bracken, and Clark. John W. Hartmeyer, who is a director of First Merchants, serves as a non-voting member of the Compensation Committee . The Compensation Committee met 3 times during 1996.


MEETINGS OF THE BOARD

The Board of Directors held 7 meetings during 1996. The directors of the Corporation who attended fewer than 75% of the total number of meetings of the Board and the committees on which they served were Messrs. Clark and Wisehart.


COMPENSATION OF DIRECTORS

Directors of the Corporation who were employees of the Corporation or one of its subsidiaries received no separate compensation for their services as directors in 1996. Other than Messrs. Johnson, Wickersham and Wisehart, directors of the Corporation who were not employees received no compensation for attending meetings of the Corporation's Board; however, they were paid an annual retainer of $3,100 and $225 for each meeting of First Merchants' Board of Directors that they attended in 1996. In addition, they were paid $225 per meeting for attending meetings of the Executive Committee and the other committees of the Corporation's or First Merchants' Board of Directors. The Chairman of the Executive Committee was paid an additional $175 and the chairmen of the other committees were paid an additional $75 for each meeting over which they presid-ed. Messrs. Johnson, Wickersham and Wisehart were paid an annual retainer of $3,100 by the Corporation, $300 for each meeting of the Corporation's Board of Directors, and $225 for each meeting of the Corporation's committees that they attended in 1996. Messrs. Johnson's and Wickersham's retainers were prorated to reflect their partial year's service as directors of Corporation since August 1996 and November 1996, respectively. Mr. Johnson was paid a retainer of $8,400 and a bonus of $900, and he received life insurance coverage in the amount of $50,000, for his service as a director and Chairman of the Executive Committee of Union County in 1996.

Mr. Wickersham was paid a retainer of $4,200 for his service as a director and Chairman of the Board of Directors of the Corporation's wholly-owned subsidiary, Randolph County Bank ("Randolph County"), and Randolph County paid him $350 for each Board meeting and $50 for each Loan Committee meeting that he attended in 1996. Mr. Wisehart received $6,560 for serving as Chairman of the Board of Directors of the Corporation's wholly-owned subsidiary, First United Bank ("First United"), and First United paid him $250 per month for attendance at Board of Directors' meetings, $500 per month for serving on its Executive Committee and $400 per month for serving on its Loan Workout Committee in 1996. Mr. Wisehart was also covered by First United's health insurance plan.

Under the provisions of the 1994 Stock Option Plan, on July 1, 1996 options to purchase shares of the Corporation's common stock were granted to the non-emplo-yee directors of the Corporation. Each option is for 600 shares at an option price of $25 per share, the market price on the date of the grants.

First Merchants maintains an unfunded deferred compensation plan which gives each director of First Merchants an annual election to defer the receipt of director's fees from First Merchants. Any amounts reflected in a director's account under the plan are credited with interest at a rate equal to First
Merchants' 18-month variable rate IRA account rate.   Payments are made or begun
when the individual ceases to be a director of either First Merchants or the Corporation. During 1996, 3 of the Corporation's directors, including one current director, participated in the plan, deferring fees totalling $34,425. The Corporation adopted an unfunded deferred compensation plan, effective January 1, 1997, which gives each director of the Corporation an annual election to defer the receipt of director's fees from the Corporation. The plan's provisions are the same as those contained in First Merchants' plan.


COMPENSATION OF EXECUTIVE OFFICERS

The tables in this section of the Proxy Statement contain information concerning the compensation of certain named executive officers as of the Corporation's most recent fiscal year-end, December 31, 1996. The information in these tables concerning stock options reflects the 3-for-2 common stock split which was effective at the close of business on October 27, 1995 for shareholders of record at the close of business on October 20, 1995.

SUMMARY COMPENSATION TABLE

The following table contains information concerning the compensation paid by the Corporation and its subsidiaries for the years 1994, 1995 and 1996 to the Corporation's Chief Executive Officer and its 4 most highly compensated execu-tive officers other than the Chief Executive Officer.


SUMMARY COMPENSATION TABLE


                                             ANNUAL COMPENSATION   LONG TERM COMPENSATION
                                             -------------------   ----------------------
                                                                            AWARDS
                                                                            ------
NAME AND                                                                  SECURITIES
PRINCIPAL                                                                 UNDERLYING          ALL OTHER
POSITION                            YEAR      SALARY       BONUS            OPTIONS        COMPENSATION(1)
                                                ($)         ($)               (#)                ($)
----------------------------------------------------------------------------------------------------------

STEFAN S. ANDERSON,                 1996      188,543      51,270            3,500              2,294
  Chairman of the Board and         1995      180,384      42,629            3,600              2,194
  Chief Executive Officer,          1994      168,148      49,197            4,200              2,044
  Corporation and First
  Merchants; President,
  Corporation

MICHAEL L. COX,                     1996      144,593      30,055            3,000              1,766
  Executive Vice President          1995      134,401      19,708            9,975                821
  and Chief Operating Officer,      1994       83,718      15,742            8,849                  0
  Corporation; President and
  Chief Operating Officer, First
  Merchants (2)

TED J. MONTGOMERY,                  1996      145,024      22,959            4,500              2,520
  Senior Vice President,
  Corporation; President,
  Union County (3)

LARRY R. HELMS,                     1996       96,119      17,055            2,300              1,166
  Senior Vice President,            1995       92,733      12,488            2,475              1,129
  Corporation and First             1994       89,364      16,434            2,850              1,088
  Merchants; General Counsel
  and Secretary, Corporation

JAMES L. THRASH,                    1996       89,931      16,050            2,300                878
  Senior Vice President,            1995       86,461      11,673            2,475                844
  Corporation and First             1994       82,690      15,244            2,850                807
  Merchants; Chief Financial
  Officer, Corporation


(1) Employer contributions for fiscal year to defined contribution plans: for Messrs. Anderson, Cox, Helms and Thrash, employer matching contributions to First Merchants Corporation Retirement Savings Plan; for Mr. Montgomery, employer matching contributions to Union County National Bank Employees' Stock Ownership and

    401(k) Plan. Employer ESOP contributions for 1996 on Mr. Montgomery's behalf to Union County National Bank Employees' Stock Ownership and 401(k) Plan had not been determined as of the proxy statement distribution date.

(2) Mr. Cox joined the Corporation as Executive Vice President and Chief Operating Officer and First Merchants as Executive Vice President on May 9, 1994.

(3) Mr. Montgomery became Senior Vice President of the Corporation on August 13, 1996, following the Corporation's acquisition of Union County. His 1996 compensation shown in the table includes compensation received from Union County and the Corporation during the entire 1996 calendar year.

OPTION GRANTS TABLE

The 1994 Stock Option Plan, which became effective as of July 1, 1994, provides for the issuance of options to key employees of the Corporation or any subsidiary to purchase the Corporation's common stock at prices not less than the market price of the stock on the dates of grant. The following table contains information concerning individual grants of stock options under the plan made during 1996 to each of the executive officers named in the Summary Compensation Table above.

                      OPTION GRANTS IN LAST FISCAL YEAR(1)

                         INDIVIDUAL GRANTS
-----------------------------------------------------------------------------------   POTENTIAL REALIZABLE
                                                                                      VALUE AT ASSUMED
                        NUMBER OF      PERCENT                                        ANNUAL RATES
                        SECURITIES     OF TOTAL                                       OF STOCK PRICE
                        UNDERLYING     OPTIONS                                        APPRECIATION FOR
                        OPTIONS        GRANTED TO       EXERCISE                      OPTION TERM
                        GRANTED        EMPLOYEES IN     PRICE       EXPIRATION       ---------------------
 NAME                     (#)          FISCAL YEAR      ($/SH)      DATE                5%($)     10%($)
----------------------------------------------------------------------------------------------------------------
 Stefan S. Anderson     3,500            7.69           24.125      July 31, 2006        53,196   134,256

 Michael L. Cox         3,000            6.59           24.125      July 31, 2006        45,596   115,076

 Ted J. Montgomery      4,500            9.89           24.250      August 14, 2006      68,749   173,509

 Larry R. Helms         2,300            5.05           24.125      July 31, 2006        34,957   88,225

 James L. Thrash        2,300            5.05           24.125      July 31, 2006        34,957   88,225


(1) Mr. Cox was granted an option for 3,000 shares on July 31, 1996, of which 1,500 are exercisable on or after January 1, 1997 and 1,500 are exercisable on or after January 1, 1998. The option is not exercisable after July 31, 2006. Mr. Montgomery was granted an option for 4,500 shares on August 14, 1996 which is exercisable on or after February 14, 1997 but not after August 14, 2006. Each of the other options was granted on July 31, 1996 and is exercisable on or after January 31, 1997, but not after July 31, 2006.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

The following table contains information concerning (1) each exercise of stock options during 1996 under the 1989 Stock Option Plan or the 1994 Stock Option Plan by each of the executive officers named in the Summary Compensation Table above, and (2) the value as of December 31, 1996 of each of the named executive officer's unexercised options on an aggregated basis.


                   AGGREGATED OPTION EXERCISES IN LAST FISCAL
                     YEAR AND FISCAL YEAR-END OPTION VALUES


                     SHARES                     NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                     ACQUIRED                   UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                     ON            VALUE        OPTIONS AT FISCAL YEAR-END      AT FISCAL YEAR-END
                     EXERCISE     REALIZED                (#)                              ($)
 NAME                  (#)          ($)         EXERCISABLE/UNEXERCISABLE        EXERCISABLE/UNEXERCISABLE
-----------------------------------------------------------------------------------------------------------
 Stefan S. Anderson     0            0            27,825   /  3,500               311,039   /  8,313

 Michael L. Cox         0            0            15,956   /  5,868                86,967   /  21,226

 Ted J. Montgomery      0            0                 0   /  4,500                     0   /  10,125

 Larry R. Helms         0            0            17,700   /  2,300               191,013   /   5,463

 James L. Thrash        0            0             7,350   /  2,300                38,238   /   5,463


PENSION PLAN TABLES

The Corporation has a defined benefit pension plan covering, in general, all full-time employees of the Corporation and its subsidiaries. The following table shows the estimated annual benefits payable upon retirement at age 65 to persons born in 1941 (the average of the birth years of the executive officers named in the Summary Compensation Table above) in specified compensation and years of service classifications under the plan.

                             PENSION PLAN TABLE(1)

REMUNERATION                        YEARS OF SERVICE
               -------------------------------------------------------------
                   15           20          25           30           35
-------------  -----------   ----------  ----------   ----------   ---------
  $  125,000    $  35,985    $  47,980   $  59,975    $  59,975    $  59,975
     150,000       43,860       58,480      73,100       73,100       73,100
     175,000       43,860       58,480      73,100       73,100       73,100
     200,000       43,860       58,480      73,100       73,100       73,100


(1) For plan years beginning on or after January 1, 1994, $150,000 is the maximum amount of compensation that can be considered for purposes of calculating pension benefits accruing under the plan.

Benefits under the plan are determined primarily by average final compensation and years of service and are computed on the basis of straight-life annuity amounts. They are not subject to any deduction for Social Security or other offset amounts.

Remuneration for purposes of the Pension Plan Table above consists of the base salary and service award components of the salary amounts reported in the Summary Compensation Table above. As of January 1, 1997, Messrs. Anderson, Cox, Montgomery, Helms and Thrash, the executive officers named in the Summary Compensation Table, have 22.2, 2.7, 0.0, 25.3, and 19.0 credited years of service, respectively, and their 1996 remuneration for purposes of calculating their pension benefits under the plan was $150,000, $141,300, $139,992, $93,425 and $87,895, respectively.

Participants in the plan who had at least 15 credited years of service and whose combined age and years of service totaled at least 65 as of January 1, 1991, including Messrs. Anderson and Helms, are entitled to a pension benefit calculated under the formula that was in effect prior to 1990 if that will produce a greater benefit. The following table shows the estimated annual benefits payable upon retirement at age 65 in specified compensation and years of service classifications under the formula that was in effect prior to 1990.

                     PENSION PLAN TABLE (PRE-1990 FORMULA)(1)

 REMUNERATION                 YEARS OF SERVICE
-------------------------------------------------------------------------
                   15           20           25          30         35
                ----------   ----------   ----------  ---------  ---------
  $  125,000    $  37,500    $  50,000    $  62,500   $  62,500  $  62,500
     150,000       45,000       60,000       75,000      75,000     75,000
     175,000       45,000       60,000       75,000      75,000     75,000
     200,000       45,000       60,000       75,000      75,000     75,000


(1) For plan years beginning on or after January 1, 1994, $150,000 is the maximum amount of compensation that can be considered for purposes of calculating pension benefits accruing under the plan.

TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

The Corporation and First Merchants have entered into change-in-control agreements on a year-to-year basis with Messrs. Anderson and Cox which provide severance benefits in the event of both a change in control of the Corporation or First Merchants and a termination or constructive termination of the employment of the executive within 24 months after the change in control, unless such termination was for cause, because of the executive's death or disability, or by the executive other than on account of constructive termination. In general, a "change in control" means an acquisition by any person of 25% or more of the Corporation's or First Merchants' voting shares, a change in the makeup of a majority of the Corporation's or First Merchants' Board of Directors over a 24-month period, a merger of the Corporation or First Merchants in which the shareholders before the merger own 50% or less of the Corporation's or First Merchants' voting shares after the merger, or approval by the Corporation's shareholders of a plan of complete liquidation of the Corporation or First Merchants or an agreement to sell or dispose of substantially all of the Corporation's or First Merchants' assets. A "constructive termination" means, generally, a significant reduction in duties, compensation or benefits or a relocation of the executive's office outside of Muncie, Indiana unless agreed to by the executive. The severance benefits payable, in addition to base salary and incentive compensation accrued through the date of termination are: a lump sum payment equal to 299% of an amount based on the executive's previous 5 calendar years' average W-2 compensation (but not more than the amount which would cause the payment to be subject to the excise tax imposed under Section 280G of the Internal Revenue Code), 2 years of life, disability, accident and health insurance benefits, the bargain element value of then outstanding stock options, outplacement services, and reasonable legal fees and expenses incurred as a result of the termination. The agreements were not entered into in response to any effort to acquire control of the Corporation or First Merchants, and the Board of Directors is not aware of any such effort.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Corporation is comprised of the following non-employee directors: Robert M. Smitson (Chairman), Frank A. Bracken, and Thomas B. Clark. John W. Hartmeyer, who is a director of First Merchants, serves as a non-voting member of the Compensation Committee. Mr. Smitson is the Vice Chairman of the Board and Chief Executive Officer of Maxon Corporation. Stefan S. Anderson, the Chairman of the Board, President and Chief Executive Officer of the Corporation and the Chairman of the Board and Chief Executive Officer of First Merchants, serves as a director of Maxon Corporation. Mr. Bracken is of counsel with the firm of Bingham Summers Welsh & Spilman, which provides legal services to the Corporation and its subsidiaries on a transactional basis.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors administers the Corporation's executive compensation program. It is responsible for establishing the compensation and benefits of the Corporation's chief executive officer and approving the compensation and benefits of the other executive officers of the Corporation, after receiving recommendations from the chief executive officer. The Committee is also responsible for administering the Corporation's incentive compensation and stock plans.


GENERAL POLICY ON EXECUTIVE COMPENSATION. The Board of Directors of the Corporation has established an executive compensation program which is designed to provide incentives to executive officers to achieve short-term and long-term corporate strategic management goals, with the ultimate objective of obtaining a superior return on the shareholders' investment. To this end, the compensation program for executive officers is comprised of cash and equity-based components which consider: the executive officer's individual performance; the Corporation's performance as measured against previously-established annual and long-term goals; the Corporation's performance compared to industry peers; and the compensation paid by competitors to individuals holding similar management positions.

The Compensation Committee believes that the Corporation's executive compensation program is a significant contributor to the Corporation's excellent short-term and long-term performance, compared to industry peers. In 1996 the Corporation and its subsidiary banks again received national recognition for their financial strength, and the Corporation's and First Merchants' earnings grew for the 21st consecutive year.

The annual compensation paid to the executive officers for 1996 (reported in the "salary" and "bonus" columns of the Summary Compensation Table) was greater than the compensation for 1995, due to salary increases in the 4% range and increased bonuses under the Corporation's incentive compensation plans. Mr. Cox's 1996 compensation increased more than the other executive officers, reflecting his increased management reponsibilities as the Chief Operating Officer of the Corporation and First Merchants.

SALARIES. The salaries paid to the Corporation's executive officers were subjectively determined after consideration of the executive officer's individual responsibilities, performance, and experience, the evaluation by the chief executive officer of the executive officers other than the chief executive officer, the Corporation's financial results compared with industry peers, various industry salary surveys, and other factors such as budgetary considerations and inflation rates.

The Compensation Committee tries to set the executive officers' salaries at or above the average of the salaries paid to executive officers with similar responsibilities at Indiana and Midwestern banks and bank holding companies of similar size. The salaries paid executive officers at peer financial organizations were determined by consulting several surveys, most importantly: the Indiana Bankers Association survey of Indiana banks; the Crowe Chizek Mid-West Bank Compensation Survey; salary surveys prepared by the American Compensation Association and several benefits consultants; and a survey of the Financial Associates banks (11 Indiana banks with assets between $200,000,000 and $1,500,000,000).

INCENTIVE COMPENSATION.   The Compensation Committee believes that
performance-based pay should be a significant component of the executive officers' total compensation package. Therefore, each of the executive officers is covered by an incentive plan. The objectives of the plans are: to link compensation to organization and individual goal achievement, to motivate and retain key personnel, and to attract qualified talent to the organization. The executive officers qualified for bonuses under the plans if the Corporation or subsidiary bank met or exceeded pre-established minimum ("threshold") performance levels in 1996. Each plan contains a schedule setting forth the percentage of salary, if any, payable to the executive officer as a bonus, depending on the Corporation's or subsidiary bank's performance relative to each of the criteria. The plans are administered by the Compensation Committee.

Mr. Anderson's bonus was determined under the Corporation's Management Incentive Plan for Chief Executive Officer. This plan provides for a bonus of up to 40% of annual base salary, if the Corporation meets specific targets for return on assets ("ROA"), return on equity ("ROE"), and income growth ("IG"). These are commonly-used criteria for measuring institutional performance in the banking industry. Mr. Anderson received a bonus of 27.94% of base salary for 1996. The threshold performance levels which would qualify him for a bonus under the plan were exceeded for all criteria: the Corporation's ROA, ROE, and IG; however, the maximum levels were not exceeded for any of the criteria.

Mr. Cox's bonus was determined under the Corporation's Management Incentive Plan for Executive Vice President and Chief Operating Officer. This plan provides for a bonus of up to 30% of annual base salary, if the Corporation and First Merchants meet specific targets for ROA, ROE, and IG. Mr. Cox received a bonus of 21.27% of base salary for 1996. The threshold performance levels which would qualify him for a bonus under the plan were exceeded for all criteria: the Corporation's and First Merchants' ROA, ROE, and IG; the maximum level was exceeded for First Merchants' ROA, but not for the Corporation's ROA or any of the other criteria.

The bonuses paid to Messrs. Helms and Thrash in 1996 were determined under the Corporation's Management Incentive Plan for Administrative Officers. This plan provides for a bonus of up to 25% of annual base salary, if the Corporation and First Merchants meet specific targets for ROA,

ROE, and IG. Messrs. Helms and Thrash each received a bonus of 18.28% of base salary for 1996. The threshold performance levels which would qualify them for a bonus under the plan were exceeded for all criteria: the Corporation's and First Merchants' ROA, ROE, and IG; the maximum level was exceeded for First Merchants' ROA, but not for the Corporation's ROA or any of the other criteria.

Mr. Montgomery's bonus was determined under the Corporation's Management Incentive Plan for Chief Executive Officer, The Union County National Bank.
This plan provides for a bonus of up to 20% of annual base salary, if Union County meets specific targets for ROA, IG, and achievement of annual plan objectives ("AAPO"). Mr. Montgomery received a bonus of 16.40% of base salary for 1996. The threshold performance levels which would qualify him for a bonus under the plan were exceeded for all criteria: Union County's ROA, IG, and AAPO; the maximum level was exceeded for Union County's IG and equaled for its AAPO, but not for its ROA.

STOCK PLANS. Equity-based compensation, including compensation under the Corporation's Stock Option Plan and Employee Stock Purchase Plan, is intended to encourage ownership and retention of the Corporation's common stock by key employees, thereby giving them a meaningful stake in the Corporation's continued success and aligning their interests with those of other shareholders.

The Stock Option Plan is briefly described in the paragraph above the Option Grants Table. During 1996 the Compensation Committee awarded options under the plan to the 5 executive officers as follows: for 3,500 shares to Mr. Anderson, for 3,000 shares to Mr. Cox, for 4,500 shares to Mr. Montgomery, and for 2,300 shares each to Messrs. Helms and Thrash.

The Employee Stock Purchase Plan generally provides that full-time employees of the Corporation or a participating subsidiary with more than 6 months of service may elect, prior to the offering period (July 1 to June 30), to purchase common shares of the Corporation at a price equal to 85% of the lesser of the market price of the stock at the beginning of the period and the market price at the end of the period. For the offering period ending June 30, 1996, Messrs. Anderson, Cox, Montgomery, Helms and Thrash, the executive officers named in the Summary Compensation Table, purchased 405, 337, 0, 135, and 715 shares, respectively, under the 1994 Employee Stock Purchase Plan. Mr. Montgomery was not eligible to participate in the plan during the offering period ending June 30, 1996. The 1994 Employee Stock Purchase Plan covers 5 offering periods, expiring on June 30, 1999.

OTHER COMPENSATION. The executive officers are also covered by medical and retirement plans which are generally applicable to full-time employees of the Corporation and its subsidiaries. In 1996 Messrs. Anderson, Cox, Helms and Thrash were covered by the First Merchants Corporation Retirement Pension Plan, a defined benefit pension plan (described in the "Pension Plan Tables" section), and by the First Merchants Corporation Retirement Savings Plan, an Internal Revenue Code Section 401(k) plan (referred to in note (1) to the Summary Compensation Table). In 1996 Mr. Montgomery was covered by the Union County National Bank Employees' Stock Ownership and 401(k) Plan, a combined Section 401(k) and ESOP plan (referred to in note (1) to the Summary Compensation Table). Mr. Montgomery will be covered by the two First Merchants Corporation retirement plans beginning on January 1, 1997. The Section 401(k) portion of the Union County National Bank Employees' Stock Ownership and 401(k) Plan was spun off and merged into the

First Merchants Retirement Savings Plan, effective as of January 1, 1997, and the ESOP portion of the Union County National Bank Employees' Stock Ownership and 401(k) Plan is to be terminated as of June 30, 1997.

CHIEF EXECUTIVE OFFICER'S COMPENSATION. The chief executive officer's salary is determined in the manner described above in this section. Mr. Anderson's total compensation for 1996, including salary and bonus, was approximately 7.5% higher than his 1995 compensation, but still below average compared to chief executive officers with similar positions and responsiblities in the banking industry.
Mr. Anderson's 1996 salary increased over his 1995 salary by 4.5%, whereas his bonus increased by approximately 20% because of the Corporation's improved performance as measured by the criteria (ROA, ROE,and IG) established under the Management Incentive Plan for Chief Executive Officer.


                    FIRST MERCHANTS CORPORATION COMPENSATION
                    COMMITTEE


                    Robert M. Smitson, Chairman
                    Frank A. Bracken
                    Thomas B. Clark
                    John W. Hartmeyer

PERFORMANCE GRAPH

The following graph compares the yearly change in the Corporation's cumulative total shareholder return on its common stock during the last 5 years with (1) the cumulative total return of the CRSP Index for NASDAQ Stock Market (U.S. Companies), and (2) the cumulative total return of the CRSP Index for NASDAQ Bank Stocks. The graph assumes $100 was invested on January 1, 1992 in the Corporation's common stock, and in each of the two indexes shown, and all dividends were reinvested.


COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
AMONG FIRST MERCHANTS CORPORATION, NASDAQ STOCK
MARKET (U.S. COMPANIES) AND NASDAQ BANK STOCKS

[GRAPH]

FMC. . . . . . . . . . 100 . . 155.2 . . 154.9 . . 179.7 . . 220.5 . . 234.5
NASDAQ Stock Market. . 100 . . 116.4 . . 133.6 . . 130.6 . . 184.7 . . 227.2
NASDAQ Bank Stocks . . 100 . . 145.6 . . 166.0 . . 165.4 . . 246.3 . . 325.6

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Corporation is not aware of any person who is the beneficial owner of more than 5% of the Corporation's outstanding common stock. The following is a summary of the amount and percent of the Corporation's common stock beneficially owned on February 1, 1997 by each director and director nominee, by each executive officer named in the Summary Compensation Table above, and by all directors and executive officers as a group. Unless otherwise noted, the beneficial owner has sole voting and investment power.


                                AMOUNT AND NATURE                PERCENT
  BENEFICIAL OWNER              OF BENEFICIAL OWNERSHIP(1)       OF CLASS
  -----------------------       --------------------------       --------
  Stefan S. Anderson (12)           96,362 (2)                     1.45%
  Frank A. Bracken (12)            175,616 (3)                     2.66%
  Thomas B. Clark                    2,025                            *
  Michael L. Cox                    24,798 (4)                        *
  David A. Galliher                  6,201 (5)                        *
  Norman M. Johnson                254,660 (6)                     3.86%
  Ted J. Montgomery                 30,613 (7)                        *
  George A. Sissel (13)              1,425 (8)                        *
  Robert M. Smitson (12)             7,875 (9)                        *
  Michael D. Wickersham                625                            *
  Robert F. Wisehart                40,949 (10)                       *
  John E. Worthen                    2,650                            *
  Larry R. Helms                    23,092 (11)                       *
  James L. Thrash                   15,186                            *

  Directors and Executive
  Officers as a Group (14 persons) 682,077                        10.18%

  (1) The information contained in this column is based upon information furnished to the Corporation by the persons and entities named above and shareholder records of the Corporation. The shares shown include the following shares which may be acquired during the next 60 days under a stock option plan by the executive officers named above: Mr. Anderson, 31,325 shares; Mr. Cox, 20,324 shares; Mr. Montgomery, 4,500 shares; Mr. Helms, 20,000 shares; Mr. Thrash, 9,650 shares; and the following shares which may be acquired during the next 60 days under the 1994 Stock Option Plan by the non-employee directors named above:
         Messrs. Clark, Galliher, and Worthen, 1800 shares each; Messrs. Bracken, Sissel and Smitson, 1200 shares each; and Mr. Wisehart, 1285 shares. The shares shown for directors and executive officers as a group include 96,084 shares which may be acquired during the next 60 days under a stock option plan.

  (2) Includes 3,375 shares held by his spouse, Joan Anderson, in which he disclaims any beneficial interest.

  (3) Includes 2,780 shares held by his spouse, Judy Bracken, in which he disclaims any beneficial interest; and 130,165 shares held in trust for another family member for which Mr. Bracken, as co-trustee, has sole voting and shared investment power.

  (4)    Includes 1,552 shares held jointly with his spouse, Sharon Cox.

  (5) Includes 605 shares held by his spouse, Nancy Galliher, in which he disclaims any beneficial interest.

  (6) Includes 16,329 shares held by his spouse, Julia Johnson, in which he disclaims any beneficial interest; and 60,750 shares held by the estate of N.H. Johnson, for which Mr.Johnson, as co-executor, has shared voting and shared investment power.

  (7)    Includes 4,276 shares held jointly with his spouse, Barbara Montgomery.

  (8)    Includes 225 shares held jointly with his spouse, Mary R. Sissel.

  (9) Includes 3,375 shares held by his spouse, Marilyn S. Smitson, in which he disclaims any beneficial interest.

  (10) Includes 18,906 shares held by his spouse, Jean Wisehart, in which he disclaims any beneficial interest; and 702 shares held by Wisehart Farms, Inc.

  (11)   Includes 3,092 shares held jointly with his spouse, Sandra Helms.

  (12) Messrs. Anderson, Bracken and Smitson serve as directors of the George and Frances Ball Foundation, Muncie, Indiana, which owns 293,720 shares (4.45%) of the Corporation's outstanding common stock. The Foundation's Board of Directors, which has 6 members, has the voting and investment power over the shares held by the Foundation. The Foundation's shares are not included in the totals of the shares beneficially owned by Messrs. Anderson, Bracken and Smitson.

  (13) Mr. Sissel serves as a director of the Ball Brothers Foundation, Muncie, Indiana, which owns 27,576 shares (0.42%) of the Corporation's outstanding common stock. The Foundation's Board of Directors, which has 9 members, has the voting and investment power over the shares held by the Foundation. The Foundation's shares are not included in the total of the shares beneficially owned by Mr. Sissel.

   * Percentage beneficially owned is less than 1% of the outstanding shares.

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

Certain directors and executive officers of the Corporation and its subsidiaries and their associates are customers of, and have had transactions with the Corporation's subsidiary banks from time to time in the ordinary course of business. Additional transactions may be expected to take place in the ordinary course of business in the future. All loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

Frank A. Bracken, a director of the Corporation, is of counsel with the firm of Bingham Summers Welsh & Spilman, Indianapolis, Indiana, which provides legal services to the Corporation and its subsidiaries on a transactional basis.


PROPOSAL TO AMEND ARTICLES OF INCORPORATION TO REDUCE THE MINIMUM NUMBER OF DIRECTORS OF THE CORPORATION

On December 10, 1996, the Corporation's Board of Directors unanimously approved and agreed to recommend to the Corporation's shareholders that Article VII,
Section 1 of the Articles of Incorporation of the Corporation be amended to reduce the minimum number of directors of the Corporation from 12 to 9. The affirmative vote of at least seventy-five percent (75%) of the outstanding shares of the common stock entitled to vote is required to adopt this amendment. With the proposed amendment, Article VII, Section 1 would read as follows:

                                  ARTICLE VII

                                   DIRECTORS

         SECTION 1. NUMBER. The number of Directors of the Corporation shall not be less than nine (9) nor more than twenty-one (21), as may be specified from time to time by the Bylaws. If and whenever the Bylaws do not contain a provision specifying the number of Directors, the number shall be sixteen (16). The Directors shall be classified, with respect to the time for which they severally hold office, into three
         (3) classes as nearly equal in number as possible, as shall be specified in the Bylaws, one class to be elected for a term expiring at each annual meeting of shareholders, with each Director to hold office until his successor is elected and qualified. At each annual meeting of shareholders, the successor of each Director whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of his election, or until his successor is elected and qualified.

The Board of Directors believes it is in the Corporation's best interest to give the Board greater flexibility to establish the size of the Board than currently exists under the provisions of Article VII, Section 1. The number of directors serving on the Corporation's and First Merchants' Boards have been reduced as the result of a restructuring of these Boards in December 1996. The Board of Directors of the Corporation formerly had 18 members, and it now has 12. With the retirement of Mr. Wisehart as of the 1997 annual meeting, the Board will have 11 members, assuming no other changes in the makeup of the Board prior to that date.


SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board, subject to the approval of the shareholders, has selected Geo. S. Olive & Co., LLC, Certified Public Accountants, as its independent public accountants for 1997. Representatives of the firm are expected to be present at the annual shareholder's meeting. They will have an opportunity to make a statement, if they desire, and are expected to be available to respond to appropriate questions.


SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the 1998 annual meeting of the shareholders must be received by the Secretary of the Corporation at the Corporation's principal office by October 28, 1997, for inclusion in the Corporation's 1998 proxy statement and form of proxy relating to that meeting.


OTHER MATTERS

The cost of soliciting proxies will be borne by the Corporation. In addition to solicitations by mail, proxies may be solicited personally or by telephone or telegraph, but no solicitation will be made by specially engaged employees or paid solicitors.

The Board and management are not aware of any other matters to be presented at the annual meeting other than the election of the directors, the amendment to the Corporation's Articles of Incorporation, and the ratification of the appointment of the independent public accountants. However, if any other matters properly come before such meeting or any adjournment thereof, the holders of the proxies are authorized to vote thereon at their discretion.

                                       By Order of the Board of Directors


                                       Larry R. Helms
                                       Secretary


Muncie, Indiana
February 25, 1997

                        PROXY SOLICITED ON BEHALF OF THE
                BOARD OF DIRECTORS OF FIRST MERCHANTS CORPORATION
                                MUNCIE, INDIANA


The undersigned hereby appoints Clell W. Douglass and Hamer D. Shafer, and each of them, as proxies with power of substitution, to represent and to vote all shares of common stock of First Merchants Corporation which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of First Merchants Corporation to be held on April 8, 1997, and at any adjournment thereof, with all of the powers the undersigned would possess if personally present. If any of the nominees for election as directors are unable to serve for any reason, the persons listed above have the authority to vote as directed for any substitute nominee.

Dated: _______________________, 1997.


                              (Please sign exactly as your name appears hereon)


                              ________________________________________________
                              (Signature of Shareholder)


                              ________________________________________________
                              (Signature of Shareholder)

                              (Joint owners should each sign personally.
                              Trustees and others signing in a representative capacity should indicate the capacity in which they sign.)


PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE.





(SEE REVERSE SIDE FOR IMPORTANT INFORMATION)

(CONTINUED FROM OTHER SIDE)


I do / / do not / / plan to attend the Annual Meeting.  Number attending:_______


THE BOARD OF DIRECTORS AND MANAGEMENT OF FIRST MERCHANTS CORPORATION RECOMMEND A VOTE "FOR" THE PROPOSALS LISTED.

TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' AND MANAGEMENT'S RECOMMENDATIONS, JUST SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED.

1. Election of Directors: / / FOR all nominees listed    / / WITHHOLD VOTE
                              below (except as withheld      (do NOT vote for
                              in the space below)            any of the nominees
                                                             listed below)

   Frank A. Bracken, Norman M. Johnson, Ted J. Montgomery, Michael D. Wickersham (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

   _____________________________________________________________________________

2. Proposal to amend the Corporation's Articles of Incorporation to reduce the minimum number of Directors of the Corporation from 12 to 9.

          FOR    / /      AGAINST     / /      ABSTAIN     / /

3. Ratification of the appointment of the firm of Geo. S. Olive & Co., LLC, as independent public accountants for 1997.

          FOR    / /      AGAINST     / /      ABSTAIN     / /

4. In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting.



THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NOT OTHERWISE DIRECTED THIS PROXY WILL BE VOTED "FOR" APPROVAL OF THE MATTERS DESCRIBED IN ITEMS 1, 2 AND 3 ABOVE.